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                                                                   EXHIBIT 10.10

                                 SPYGLASS, INC.
                  EMPLOYMENT AND CONFIDENTIALITY AGREEMENT

         In consideration of employment by Spyglass, Inc. (the "Company") of the undersigned employee ("Employee"), it is understood and agreed as follows:


1. EMPLOYMENT. The Company hereby employs the Employee as PRESIDENT and CHIEF OPERATING OFFICER, and the Employee hereby accepts employment from the Company upon the terms and conditions set forth in this Agreement.


2. COMPENSATION. For all services rendered by the Employee under this agreement, the Company shall pay the Employee the compensation determined from time to time by the Company's Board of Directors, payable, net of payroll deductions, in 24 equal installments per year on the 15th day and the last day of each month during the term of this agreement. Employee's initial gross salary, until redetermined by the Company's Board of Directors, shall be Twenty Thousand Dollars ($20,000.00) per month. The employee will also be eligible to earn up to an additional 50% of salary in performance based cash bonuses determined each year by the Compensation Committee.



3. FRINGE BENEFITS. In addition to the compensation described in paragraph 2 above, Employee shall be entitled to benefits, such as paid time off, health and dental insurance, retirement benefits, and other benefits generally provided employees of the Company from time to time, if any



4. INCENTIVE STOCK OPTIONS/RESTRICTED STOCK. (a) In addition to the compensation set forth in paragraph 2 above, the Company shall issue to Employee 150,000 Incentive Stock Options at the standard ISO vesting schedule with an option price equal to the market price on the date of the grant (these will be issued within 90 days of employment). In addition, the company will issue the employee 50,000 shares of Restricted Stock priced at $.01/SHARE. These have a four year vesting schedule (25%/yr.), but the vesting rights can be accelerated (to 100% vesting) if the company achieves $100 MILLION in annual revenues and $18 MILLION in operating profits in a fiscal year during or before FY 2002.

                    (i) Voluntary Termination. If Employee voluntarily terminates, vesting will stop on the date of termination.

                   (ii)    Termination for Cause. If the Company terminates
                           Employee for cause, the employee will stop vesting on the termination date:
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                  (iii)    Termination Without Cause. If the Company terminates
                           Employee without cause the employee will forward vest one additional year from the termination date.

                  (iv) Definition of Cause. For purposes of this Agreement, any one or more of the following acts or omissions by Employee shall constitute "cause" for termination: a) conflict of interest, b) unethical or illegal activity, c) gross negligence in the performance of or repeated failure to perform his duties as Chief Operating Officer of the Company. The Board of Directors of the Company shall have the sole authority to determine "cause" hereunder.


5. SEVERANCE PAY. If Employee is terminated without cause, the Company shall pay Employee, as severance pay, twelve months salary and benefits (based upon the employee's most recent twelve months salary). The employee would not be eligible for any cash performance bonuses during the twelve month period following termination.


6. EMPLOYEE WORK STANDARDS. Employee will (a) serve the Company (and such of its subsidiary or parent companies as the Company may designate) faithfully, diligently and to the best of Employee's ability under the direction of the Board of Directors of the Company, (b) in the course of employment, devote his best efforts and substantially all of his time, attention and energy to the performance of his duties to the Company and (c) not do anything inconsistent with Employee's duties to the Company.



7. CONFIDENTIAL INFORMATIONS OF OTHERS. Employee agrees that in the course of employment with the Company he or she will not use, disclose to the Company, or induce the Company to use, any confidential information or documents belonging to others.


8. LIST OF PRIOR INVENTIONS. All inventions which Employee has made prior to employment by the Company are excluded from the scope of this Agreement. As a matter of record, Employee has set forth on Exhibit A hereto a complete list of inventions, discoveries, or improvements which might relate to the Company's business and which have been made by Employee prior to employment with the Company. Employee represents that such list is complete.


9. CONFIDENTIAL INFORMATION OF THE COMPANY. As used in this Agreement, the term "Confidential Information" means any and all confidential,
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         proprietary or secret information, including that conceived or developed by Employee, applicable to or in any way related to (i) the present or future business of the Company, (ii) the research and development of the Company, or (iii) the business of any customer or vendor of the Company. Such Confidential Information of the Company includes, by way of example and without limitation, trade secrets, formulas, data, program documentation, algorithms, source codes, object codes, improvements, inventions, techniques, all plans or strategies for marketing, development and pricing, and all information concerning existing or potential customers or vendors. Confidential Information of the Company also includes all similar information disclosed to the Company by other persons.



10. PROTECTION OF THE COMPANY'S CONFIDENTIAL INFORMATION. Employee acknowledges that the Confidential Information of the Company is a special, valuable, and unique asset of the Company, and Employee agrees at all times during the period of his or her employment, and for a period of three (3) years after termination of such employment, not to disclose for any purpose and to keep in strict confidence and trust all of such Confidential Information. Employee agrees during and for the three (3) year period after the period of such employment not to use, directly or indirectly, any Confidential Information other than in the course of performing duties as an employee of the Company, nor will Employee directly or indirectly disclose any Confidential Information or anything relating to it to any person or entity except, with the Company's consent, as may be necessary to the performance of Employee's duties as an employee of the Company. Employee will abide by Company policies and rules established from time to time by it for the protection of its Confidential Information.


11. RETURN OF MATERIALS. Upon termination of employment with the Company, and regardless of the reason for such termination, Employee will leave with, or promptly return to, the Company all documents, records, notebooks, magnetic tapes, disks or other materials, including all copies, in his or her possession or control which contain Confidential Information of the Company or any other information concerning the Company, its products, services or customers, whether prepared by the Employee or others.



12. INVENTIONS AS SOLE PROPERTY OF THE COMPANY. Any inventions, discoveries, concepts or ideas, or expressions thereof, whether or not subject to patents, copyrights, trademarks or service mark protections, and whether or not reduced to practice, conceived or developed by Employee while employed with the Company which relate to or result from the actual or anticipated business, work, research or investigation of the Company shall be the sole and exclusive property of the Company. Employee will do all things reasonably requested by the Company to assign to and vest in the Company the
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         entire right, title and interest to any such inventions, discoveries, concepts, ideas or expressions thereof.

                  Notwithstanding the foregoing, the provisions of this agreement do not apply to an invention for which no equipment, supplies, facility, or Confidential Information of the Company was used and which was developed entirely on the Employee's own time, unless (a) the invention relates (I) to the business of the Company, or (ii) to the Company's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the Employee for the Company.


13. OUTSIDE EMPLOYMENT. Employee agrees that during the period of his or her employment, Employee will not, without the Company's prior written approval, directly or indirectly engage in any outside employment activity relating to any line of business in which the Company is engaged, or which would otherwise conflict with or adversely affect in any way Employee's performance of his or her employment obligation to the Company.


14. COVENANT NOT TO COMPETE FOR TWO YEARS. Employee agrees that at all times during the period of his or her employment and for a period of two years following termination of employment, Employee will not, without the Company's prior written approval, directly or indirectly engage in any business activities individually, or as a partner, stockholder, or employee, which are competitive with the business activities of the Company or those of its subsidiary or parent companies. In addition, Employee will not solicit, call on, or induce others to solicit or call on, directly or indirectly, any customers or prospective customers of the Company for the purpose of inducing them to purchase or lease a product or service which may compete with any product or service of the Company.


15. IDENTIFICATION OF SUBSEQUENT EMPLOYMENT. Employee agrees that for a period of two years following termination of employment, Employee, upon request of the Company, will identify in writing within seven days of the request, the nature of Employee's actual or planned business activities, including the name and address of any intended or actual employer.


16. WAIVER OF COVENANT NOT TO COMPETE. The Company agrees that upon receipt of written notice from Employee pursuant to Paragraph 13 above it will, in good faith, consider a waiver of the covenant not to compete set forth in Paragraph 12 above. A condition of a waiver of the covenant not to compete shall be that the Company obtains complete and continuing assurance, satisfactory to it, that the company's Confidential Information will in all respects be fully protected. Notwithstanding any waiver that may be granted by the Company, the Company reserves all rights under this Agreement for the protection of its Confidential
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         Information. This includes the right to enforce the covenant not to compete if the Company has reason to believe that Employee has breached, or will breach, the obligations under this Agreement not to use or disclose the Company's Confidential Information.


17. NON-SOLICITATION OF COMPANY'S EMPLOYEES. Employee agrees that during his or her employment with Company, and for a period of two years following termination of such employment, with or without cause, Employee will not, directly or indirectly, hire any current or future employee of the Company, or hsolicit or induce, or attempt to solicit or induce, any current or future employee of the Company to leave the Company for any reason.


18. INJUNCTION. Employee acknowledges that irreparable harm will be suffered by the Company in the event of the breach by Employee of any of his or her obligations under this Agreement, and that the Company will be entitled, in addition to its other rights, to enforce such obligations by an injunction or decree of specific performance from a court having proper jurisdiction.

         Any claims asserted by Employee against the Company shall not constitute a defense in any injunction action brought by the Company to obtain specific enforcement of this Agreement.


19. LAWS; OTHER AGREEMENTS. Employee represents that Employee's employment by the Company will not violate any law or duty by which he or she is bound, and will not conflict with or violate any agreement or instrument to which Employee is a party or by which he or she is bound.


20. AUTHORIZATION TO MODIFY RESTRICTIONS. Employee acknowledges that the restrictions contained in this Agreement are reasonable, but agrees that if a court having proper jurisdiction holds a particular restriction unreasonable, that restriction shall be modified to the extent necessary in the opinion of such court to make it reasonable, and that the remaining provisions of this agreement shall nonetheless remain in full force and effect.


21. NO DURATION OF EMPLOYMENT. The Company and Employee each acknowledge and agree that Employee's employment with the Company is not for any duration and that such employment may be terminated by either the Company or Employee at any time and for any reason, with or without cause.


22.      GENERAL.
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a.            If the Company is successful in a suit or proceeding to enforce this Agreement, Employee will pay the Company's costs of bringing such suit or proceeding, including reasonable attorneys' fees.

b. Any notice required or permitted to be given under this Agreement shall be made either

                    (i) by personal delivery to Employee or, in the case of the Company, to the Company's principal office ("Principal Office") located at 1240 East Diehl Road Naperville, Illinois 60563

                   (ii) in writing and sent by registered mail, postage prepaid, to Employee's residence or, in the case of the Company, to the Company's Principal Office.

c. This Agreement shall be binding upon Employee and his or her heirs, executors, assigns, and administrators and shall inure to the benefit of the Company, its successors and assigns and any subsidiary or parent of the Company.

d. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

e. This Agreement represents the entire agreement between Employee and the Company and supersedes any and all previous oral or written communications, representations or agreements. This Agreement may be modified only by a duly authorized and executed writing.

              EMPLOYEE:                         OFFICER:

              By:/s/ Martin J. Leamy            By: /s/ Douglas P. Colbeth
                 -------------------------         -----------------------------
              Printed Name Martin J. Leamy      Printed Name: Douglas P. Colbeth
              Title: President and COO          Title: Chief Executive Officer
              Date:  8-24-99                    Date: 8-17-99

              CAUTION TO EMPLOYEE: This Agreement affects important rights. DO NOT sign it unless you have read it carefully and are satisfied that you understand it completely.